Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

707 Cayman Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Ordinary shares, par value $0.001 per share	457(c)	48,750,360	(1)	$0.20	$9,750,072	(2)	$138.10 per $1,000,000	$1346.49
	Total Offering Amounts						$9,750,072			$1346.49
	Total Fees Previously Paid									0
	Total Fee Offsets									0
	Net Fee Due									$1346.49

(1)	Represents approximately 48,000,000 Ordinary Shares based on the closing price of our shares on The Nasdaq Market LLC (“Nasdaq”) on January 20, 2026.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Our Ordinary Shares, based on the closing price of our Ordinary Shares on Nasdaq on January 20, 2026.
(3)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered.